Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement of SLM Corporation on Form S-8 (No. 333-109315) of our report dated June 29, 2017, relating to Sallie Mae 401(k) Savings Plan statements of net assets available for benefits as of December 31, 2016 and 2015 and related statement of changes in net assets available for benefits for the year ended December 31, 2016, appearing in this Annual Report on Form 11-K of Sallie Mae 401(k) Savings Plan for the year ended December 31, 2016.

/s/ CohnReznick LLP

Bethesda, Maryland
June 29, 2017